UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2024

CAREDX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36536	94-3316839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Marina Boulevard, 4th Floor Brisbane, California 94005
(Address of Principal Executive Offices) (Zip Code)

(415) 287-2300

Registrant’s telephone number, including area code

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, $0.001 Par Value	CDNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2024, the board of directors (the “Board”) of CareDx, Inc. (the “Company”) appointed R. Bryan Riggsbee as a Class II director of the Company, effective March 11, 2024. The Board also appointed Mr. Riggsbee as the Chairperson of the Audit and Finance Committee of the Board (the “Audit Committee”).

Mr. Riggsbee, age 53, served as the Chief Financial Officer of Myriad Genetics from October 2014 to January 2024. He previously served for ten years with Laboratory Corporation of America (LabCorp), from February 2004 to October 2014, where his most recent position was as Senior Vice President of Corporate Finance with responsibility for the financial planning and analysis and treasury functions. Prior to LabCorp, Mr. Riggsbee served in various finance roles with General Electric and began his career in the audit division of KPMG. He received a B.A. in Accounting from North Carolina State University in 1994, a B.A. in political science from the University of North Carolina at Chapel Hill in 1992, and an M.B.A. from Northwestern University in 2011. Mr. Riggsbee is a Certified Public Accountant licensed in the State of North Carolina.

As a non-employee director, Mr. Riggsbee will be entitled to receive cash compensation and nondiscretionary, automatic grants of non-statutory stock options and restricted stock units and standard annual retainers for membership on the Board and the committees of the Board, as follows: an annual cash retainer of $45,000 for his service on the Board and $20,000 for his service as Chairperson of the Audit Committee, each paid on a quarterly basis (which Mr. Riggsbee can elect to take in the form of cash and/or shares of the Company’s common stock). In addition, contingent upon and effective as of the date that the Company’s stockholders approve a new equity incentive plan to succeed the Company’s expired 2014 Equity Incentive Plan, Mr. Riggsbee will be granted: (1) an initial stock option to purchase shares of the Company’s common stock having a grant date fair value of $100,000, rounded to the nearest whole share, which option will vest on a monthly basis from the date of Mr. Riggsbee’s appointment to the Board over three years; and (2) an award of restricted stock units having a grant date fair value of $100,000, rounded to the nearest whole share, which will vest in three equal, annual installments beginning with the first annual anniversary from the date of Mr. Riggsbee’s appointment to the Board. Furthermore, under the Company’s current outside director compensation policy, on the first business day after each annual meeting of the Company’s stockholders, as a non-employee director, Mr. Riggsbee will be automatically granted an option to purchase additional shares of the Company’s common stock having a grant date fair value of $150,000, rounded to the nearest whole share, which option will vest on a monthly basis over one year, and an award of restricted stock units having a grant date fair value of $150,000, rounded to the nearest whole share, which will vest in one installment on the first annual anniversary from the date of grant.

The Company also entered into an indemnification agreement with Mr. Riggsbee in the same form as its standard form of indemnity agreement with its other directors.

There are no family relationships between Mr. Riggsbee and any director or executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Riggsbee has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On March 11, 2024, the Company issued a press release announcing the appointment of Mr. Riggsbee to the Board. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated March 11, 2024

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2024	CAREDX, INC.

	By:	/s/ Abhishek Jain
Abhishek Jain
Chief Financial Officer